EXHIBIT 10.3

OSHKOSH B'GOSH, INC.
EXECUTIVE NON-QUALIFIED PROFIT SHARING PLAN

(As Amended and Restated as of January 1, 2003)

OshKosh B'Gosh, Inc. (the "Company") maintained the OshKosh B'Gosh, Inc. Profit Sharing Plan (the "Profit Sharing Plan"), a tax-qualified deferred profit sharing plan, which effective January 1, 1989 was amended to exclude certain classes of employees formerly eligible from participation therein including the President, all Vice Presidents and any employee whose title included designation as a director of a particular aspect of the Company's business (the "Excluded Key Employee Group"), which exclusion was continued until January 1, 1995 (the period from January 1, 1989 to January 1, 1995 being hereafter referred to as the "Exclusion Period"), and during the Exclusion Period, although the accounts of the members of the Excluded Key Employee Group continued to be held in the Profit Sharing Plan pending ultimate distribution upon their separation of service from the Company or otherwise in accordance with the terms of such Plan, such accounts received no allocations of Company contributions or forfeitures during such Exclusion Period, and the Company established the Oshkosh B'Gosh, Inc. Executive Non-Qualified Profit Sharing Plan (the "Non-Qualified Plan"), to provide both (i) "make whole" non-qualified benefits for certain identified members of the Excluded Key Employee Group equivalent to the additional sums they would have been able to accrue under the Profit Sharing Plan but for their exclusion during the Exclusion Period, and (ii) non-qualified profit sharing plan benefits for certain identified key management or highly compensated employees of the Company or a Participating Employer who are not otherwise eligible for participation in the Profit Sharing Plan, and the Company amended the Profit Sharing Plan as of January 1, 1999 to exclude consideration of all compensation in excess of $100,000 paid to any participant who is a highly compensated employee as defined in Section 414(q) of the Internal Revenue Code and modified this Non-Qualified Plan to provide a "make whole" non-qualified benefit equivalent to the additional sums such participants would have been able to accrue under the Profit Sharing Plan but for the $100,000 participant compensation ceiling, and effective January 1, 2003, the Company merged the Profit Sharing Plan into the OshKosh B'Gosh, Inc. 401(k) Plan (the "401(k) Plan") and eliminated the $100,000 compensation ceiling, but recognized that a compensation ceiling may be imposed on discretionary contributions under the 401(k) Plan in future year(s); and
    the Company now wishes to amend and restate the Non-Qualified Plan, effective as of January 1, 2003, to reflect that contributions formerly made to the Profit Sharing Plan are now made as Company discretionary contributions to the 401(k) Plan and to modify the "make whole" component of this Non-Qualified Plan to reflect that a compensation ceiling may become applicable in any future year(s) to such discretionary contributions under the 401(k) Plan, the Company hereby amends and restates the Non-Qualified Plan, effective as of January 1, 2003, as follows:
    Objectives. This restated Non-Qualified Plan is intended to provide for (i) a "make whole" payment to certain members of the Excluded Key Employee Group, (ii) benefits for certain other key management or highly compensated employees of the Company or a Participating Employer who are not otherwise eligible for participation in the nondiscretionary contribution component of the 401(k) Plan (or, for years prior to 2003, the Profit Sharing Plan), and (iii) benefits for certain highly compensated employees as defined under Section 414(q) who are affected by any compensation dollar limit which is less than the statutory dollar limit under Code Section 401(a)(17) which may be imposed on the allocation or amount of discretionary contributions under the 401(k) Plan (the "Participant Compensation Ceiling," which shall include for years prior to 2003 the $100,000 compensation ceiling described above). Each of the individuals from each of the foregoing three categories are listed on Exhibit A attached hereto, including such executives and key employees as the Board of Directors or Executive Committee may determine to add from time to time (the "Participants").
    Bookkeeping Accounts. The Company or a Participating Employer shall cause bookkeeping reserve accounts (the "Account") to be established for each Participant which shall be established solely as a device for determining the amounts which may become payable to a Participant hereunder. Such Account shall not constitute or be treated as a trust fund of any kind, it being expressly provided that the amounts credited to the Account shall at all times be and remain the sole property of the Company or a Participating Employer. The Participant shall have no proprietary rights of any nature with respect thereto, unless and until such time as a payment thereof is made to the Participant (or beneficiary) as provided herein. Amounts shall be credited (or debited, as the case may be) to each Participant's Account as follows:
      For each Plan Year from and after January 1, 1989, for which a Participant would have received an allocation of Company contributions or forfeitures or both under the terms of the discretionary contribution component of the 401(k) Plan (or, for years prior to 2003, the Profit Sharing Plan) if such Participant had not been excluded therefrom and for each Plan Year from and after January 1, 1999, for which a Participant would have qualified for an allocation of Company contributions or forfeitures under the terms of the discretionary contribution component of the 401(k) Plan (or for years prior to 2003, the Profit Sharing Plan) but for the Participant Compensation Ceiling (the "Prevented Allocations"), such Participant's Account shall be credited with a dollar amount equal to such Prevented Allocations.
      For each Plan Year from and after January 1, 1989 and prior to January 1, 2003, for which a Participant's Account has been credited with Prevented Allocations, such Account shall also be adjusted to reflect the additions or subtractions that would have resulted from actual investment experience under the Profit Sharing Plan had the Prevented Allocations been made under that Plan (the "Prevented Investment Adjustments").
        For each Plan Year from and after January 1, 2003, each Participant's Account shall be adjusted to reflect the additions or subtractions that would have resulted from the investment directions given by each Participant under this Non-Qualified Plan or in the absence of any such directions, the additions or subtractions that would have resulted from the default investment directions specified by the Company. From and after January 1, 2003, each Participant shall have the right to give investment directions for his or her Account from among the same investment options that are available from time to time under the Company's 401(k) Plan, in accordance with such rules as the Company may establish. Each Participant shall be solely responsible for his or her investment directions and the Company shall have no responsibility or liability therefor. Any Account balances remaining unpaid after the Participant's death may be subject to investment direction by the Beneficiary in the same manner as the Participant could have directed, subject to such rules as the Company may establish. Any reference to 'Prevented Investment Adjustments' from and after January 1, 2003 shall mean and refer to the additions and subtractions arising from the application of this paragraph 2(b)(ii).
      With respect to a Participant who has served in the employ of the Company and of a Participating Employer, separate bookkeeping Accounts will be maintained by each employer to reflect the bookkeeping accruals attributable to the service of the Participant with each employer. Benefits accrued by a Participant while in the employ of the Company will be the sole obligation of the Company, and benefits accrued by such Participant while in the employ of a Participating Employer will be the sole obligation of the Participating Employer. Neither employer shall have any liability for the portion of benefits accrued by the Participant while in the employ of the other employer.

      The intent hereof is that the balance in each Participant's Account under this Non-Qualified Plan from time to time shall be equal to the balance that would have existed in the discretionary contribution component of the 401(k) Plan (or for years prior to 2003, the Profit Sharing Plan) from time to time to reflect post-January 1, 1989 Company or Participating Employer contributions, forfeitures and investment adjustments thereon that would have occurred under the terms of the discretionary contribution component of the 401(k) Plan (or for years prior to 2003, the Profit Sharing Plan) if the Participant had been able to continue thereunder or, as the case may be, begin participation thereunder at any later date and continue until the date of termination of service with the Company and all controlled group members, in either case as if the discretionary contribution component of the 401(k) Plan (or for years prior to 2003, the Profit Sharing Plan) had not included a Participant Compensation Ceiling.

      3. Vesting. All individuals who are Participants as of December 31, 1996 shall at all times have a 100% vested interest in the Account balance established for them under this Non-Qualified Plan. All individuals who become Participants on or after January 1, 1997 shall become vested in their Account balances established hereunder on the same terms and conditions as apply under the discretionary contribution component of the 401(k) Plan (or, for years prior to 2003, the Profit Sharing Plan), all of which are hereby incorporated by reference.

      4. Participating Employer. A Participating Employer is an employer included in the Company's "controlled group" (as that term is defined in the 401(k) Plan), which is authorized by the Company to participate in this Non-Qualified Plan, by extending the same to such Participating Employer's eligible employees.

      5. Incorporation by Reference. The applicable terms and conditions related to the discretionary contribution component of the 401(k) Plan (or, for years prior to 2003, the Profit Sharing Plan), as amended from time to time, are hereby incorporated by reference into this Non-Qualified Plan (subject however to the 100% vesting provision for accounts as set forth in paragraph 3 above). It is intended that the Accounts in this Non-Qualified Plan be subject to all of the terms and conditions of the 401(k) Plan described above, subject only to the following special limitations:

      (a) Prevented Allocations and Prevented Investment Adjustments shall be determined and credited or debited to Accounts hereunder, as the case may be, at the same time and in like amount as if the Account were held under the discretionary contribution component of the 401(k) Plan (or for years prior to 2003, the Profit Sharing Plan.)

      (b) The Company or Participating Employer shall commence payments of the vested Account balances under this Non-Qualified Plan on or about March 15th of the year following the year in which the Participant's service terminates, in accordance with (c) below.

      (c) Account balances under the Non-Qualified Plan shall be paid to the Participant (or Beneficiary, as the case may be), in one of the following methods:

        In annual installments, to commence on or about March 15th of the year following the year of termination of service with the Company and all controlled group members, with one-tenth of the balance in the Account becoming then payable and with the remaining installments being paid on each anniversary thereof according to the following schedule:

Anniversary of First Payment Date	Portion of Participant's Account to Be Paid
1st	1/9
2nd	1/8
3rd	1/7
4th	1/6
5th	1/5
6th	1/4
7th	1/3
8th	1/2
9th	Remainder

        Any other payment plan approved by the Company on its sole discretion.
      Participants may designate any person or persons (including, but not limited to, a trust) to be the "Beneficiary" hereunder. Such designation shall be effected by filing written notification with the Company in the form prescribed by it and may be changed from time to time by similar action. If no Beneficiary is designated, or if the designated Beneficiary fails to survive Participant, the benefits shall be distributed to the Participant's estate. Such benefits shall be distributed in accordance with paragraph 5 upon the Participant's death while in the Company's or the Participating Employer's employ or upon his death after termination of employment with the Company or a Participating Employer. If payments have already commenced at the time of the Participant's death, they shall continue in accordance with the method of payment then in effect under paragraph 5(c), subject to the Company's continuing right in its sole discretion to approve of another payment plan under paragraph 5(c)(ii).

6. Claims Procedure. The claims procedure in the 401(k) Plan (or, for years prior to 2003, the Profit Sharing Plan) shall apply in full to this Non-Qualified Plan.

7. Company or Committee to Administer. The Company or the retirement committee described in the 401(k) Plan shall have full and complete discretionary power and authority to construe and interpret this Non-Qualified Plan and to resolve all questions hereunder. Neither the Company, the Participating Employers, nor any member of the retirement committee or any other person shall be liable for any act or failure to act hereunder, except for gross negligence or fraud.

8. Unsecured Creditor. To the extent that any person acquires a right to receive payments from the Company or a Participating Employer under this Plan, such right shall be no greater than the right of an unsecured creditor.
    Amendment or Termination. The Board of Directors of the Company reserves the right to amend, terminate or discontinue this Non-Qualified Plan at any time; provided, however, no such action shall reduce or eliminate any amounts accrued in any Accounts hereunder prior to the date of such action and which also would otherwise ultimately have become payable hereunder.

EXHIBIT A

The following is a listing of employees currently (as of January 1, 2003) participating in the Oshkosh B'Gosh, Inc. Executive Non-Qualified Profit Sharing Plan:

(LIST)